UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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HERITAGE BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE BANKSHARES, INC.

200 EAST PLUME STREET, NORFOLK, VA 23510

NOTICE OF COMBINED 2005 AND 2006 ANNUAL MEETING OF SHAREHOLDERS

To be Held December 28, 2006

To the shareholders of Heritage Bankshares, Inc.:

NOTICE is hereby given that the Combined 2005 and 2006 Annual Meeting of Shareholders of Heritage Bankshares, Inc. (the “Company”) will be held at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510, on Thursday, December 28, 2006, at 10:00 A.M. local time, for the following purposes:

1. To elect to the Board of Directors of the Company (a) two “Class 1” directors, (b) five “Class 2” directors and (c) five “Class 3” directors, in each case to serve until the next applicable Annual Meeting of Shareholders.

2. To ratify the appointment of Elliott Davis LLC as the Company’s independent auditors for the year ending December 31, 2006.

3. To approve the Heritage 2006 Equity Incentive Plan.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on November 17, 2006 are entitled to notice of, and to vote at, the Combined 2005 and 2006 Annual Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters proposed to be acted upon at the meeting. The Board of Directors unanimously recommends that shareholders vote FOR approval of each of the above items.

To ensure that your shares are represented at the meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed envelope, regardless of whether you expect to attend the meeting. The enclosed envelope requires no postage if mailed in the United States. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted by contacting the Secretary of the Company, in person or in writing, at the address indicated above.

By Order of the Board of Directors,

/s/ Michael S. Ives
Michael S. Ives, President and Chief Executive Officer

Dated in Norfolk, Virginia and mailed

this 30th day of November, 2006

HERITAGE BANKSHARES, INC.

200 East Plume Street

Norfolk, Virginia 23510

PROXY STATEMENT

COMBINED 2005 AND 2006 ANNUAL MEETING OF SHAREHOLDERS

DECEMBER 28, 2006

The solicitation of the enclosed Proxy is made by and on behalf of the Board of Directors of Heritage Bankshares, Inc. (the “Company”) to be used at the Combined 2005 and 2006 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 28, 2006 at 10:00 a.m, or any adjournment thereof, at the Courtyard by Marriott Hotel, 520 Plume Street, Norfolk, Virginia 23510. The approximate mailing date of this Proxy Statement and the accompanying Proxy is November 30, 2006. The matters to be considered and acted upon at the Annual Meeting are (i) the election of certain members to the Board of Directors of the Company, (ii) the ratification of Elliott Davis LLC as the Company’s independent auditors for the year ending December 31, 2006 and (iii) the approval of the Heritage 2006 Equity Incentive Plan.

Due to the Company’s need to restate its financial statements for the years ended December 31, 2003 and 2002 and unaudited financial information that had been previously released in 2004, and the delayed filing of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004, the Company postponed its 2005 annual meeting of shareholders. Accordingly, the Company has combined its annual shareholder meetings for 2005 and 2006 into the Annual Meeting.

The Company is a one bank holding company organized under the laws of the Commonwealth of Virginia. Its wholly-owned subsidiary, Heritage Bank (the “Bank”), is a state banking corporation and a member of the Federal Reserve. The Bank currently operates five (5) full-service branches in Hampton Roads, Virginia.

Use and Revocability of Proxy

Anyone who gives a Proxy may still vote in person, if he so desires, and may revoke the Proxy at any time prior to the voting of such Proxy by contacting the Secretary of the Company, in person or in writing, or by filing a duly executed Proxy bearing a later date. All properly executed Proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions contained therein. If no instructions are given in a returned executed Proxy, the Proxy will be voted in favor of the three matters for consideration at the Annual Meeting, and in the discretion of the proxy holders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting, unless otherwise revoked.

Persons Making The Solicitation

The solicitation of proxies shall be made by the Company. The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by mail, except that, if necessary, officers and regular employees of the Bank or the Company may make solicitations of proxies in person or by telephone. Banks, brokerage firms, and other custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable charges and expenses in this regard.

Voting Shares and Vote Required

Only shareholders of record at the close of business on November 17, 2006 will be entitled to vote at the meeting, or any adjournment thereof. As of November 17, 2006, the Company had issued and outstanding 1,927,652 shares of common stock of the Company, par value $5.00 per share (“Common Stock”), held of record by approximately 901 shareholders. A majority of the shares of outstanding Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business at the Annual Meeting.

Shareholders are entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting. In the election of directors, if a quorum exists, those nominees receiving the greatest number of votes shall be deemed elected even though not receiving a majority of the shares of Common Stock represented at the meeting in person or proxy. Elliott Davis LLC will be ratified as the Company’s independent auditors for the year ended December 31, 2006, and the Heritage 2006 Equity Incentive Plan will be approved, if a quorum exists and the votes cast “for” exceed the votes cast “against” each proposal. Abstentions and broker non-votes (shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customer) will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as a vote cast on any proposal. Accordingly, abstentions and broker non-votes will not affect the election of directors or the proposal to ratify Elliott Davis LLC as the Company’s independent auditors for the year ended December 31, 2006 or the proposal to approve the Heritage 2006 Equity Incentive Plan.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of members of the Board of Directors shall be fifteen (15) persons, and further provide that the Board of Directors will be divided into three classes, as nearly equal in number as possible. Each class serves for a term of three years, and until their successors are elected and qualified.

In November 2004, Robert J. Keogh, the longtime President and Chief Executive Officer of the Company and the Bank, passed away. Mr. Keogh also was a member of the Board of Directors. Following an interim transition period during which Peter M. Meredith, Jr. (Chairman of the Board of the Company) served as Chief Executive Officer of the Company, on February 7, 2005 Michael S. Ives was elected President and Chief Executive Officer of the Company and the Bank and also was appointed to the Board of Directors to fill the vacancy caused by Mr. Keogh’s death.

As noted above, the Company’s Bylaws provide that the Board of Directors shall consist of fifteen (15) members. Following the election of Mr. Ives as described above, the Board of Directors consisted of only ten (10) members. In order to fill the five (5) remaining vacancies, based on the recommendation of the Company’s Nominating Committee, the Board of Directors elected the following persons to serve on the Board: Wendell C. Franklin; David L. Kaufman; Charles R. Malbon, Jr.; Howard M. Webb; and Barbara Zoby.

Virginia law provides that the term of a director elected by the board of directors to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. The Company has not held a shareholders’ meeting since Mr. Ives and the other five (5) individuals identified above were elected to the Board in 2005. Accordingly, in addition to electing incumbent directors who are subject to re-election at the Annual Meeting, the shareholders of the Company also must re-elect all of the individuals elected to the Board of Directors in 2005 to fill vacancies, namely Messrs. Franklin, Ives, Kaufman, Malbon and Webb and Ms. Zoby.

Accordingly, at the Annual Meeting, (i) two (2) directors comprising “Class 1” directors will be elected to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified, (ii) five (5) directors comprising “Class 2” directors will be elected to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified, and (iii) five (5) directors comprising “Class 3” directors will be elected to serve until the 2009 Annual Meeting of Shareholders and until their successors are elected and qualified. All nominees were nominated by the Company’s Nominating Committee and approved by the Board of Directors.

The election of each nominee requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote. Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for one or all of the nominees may so indicate on his or her Proxy. All of the nominees currently are members of the Board and have consented to be named and have indicated their intent to serve if elected. However, in the event any nominee is not available for election, the Proxies will be voted for such person as shall be designated by the Board as a replacement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ELECT THE NOMINEES LISTED BELOW AS “CLASS 1” DIRECTORS, “CLASS 2” DIRECTORS AND “CLASS 3” DIRECTORS OF THE COMPANY.

The following table sets forth certain information with respect to each director including age, principal occupation and the year each nominee or incumbent director first became a director. Unless otherwise indicated, the business experience and principal occupation shown for each nominee or incumbent director has existed five or more years.

Name	Age	Served as a Director Since	Principal Occupation During Past Five Years
Nominees for Election Whose Terms Will Expire in 2007 (Class 1)
Michael S. Ives	54	2005	President and Chief Executive Officer of Heritage Bankshares, Inc. and Heritage Bank. Prior to joining the Company in February 2005, Mr. Ives was the Chief Executive Officer of the Hampton Roads Market of SouthTrust Bank; before that, Mr. Ives served as President and Chief Executive Officer of CENIT Bancorp, Inc. for nearly fifteen years.

David L. Kaufman	50	2005	Senior Managing Director of Envest Holdings LLC, a venture capital firm, in Norfolk, Virginia.

Nominees for Election Whose Terms Will Expire in 2008 (Class 2)

Wendell C. Franklin	61	2005	Senior Vice President and a Partner of S.L. Nusbaum Realty Company, a commercial real estate leasing and brokerage firm, in Norfolk, Virginia.

F. Dudley Fulton	58	1988	President and Chief Executive Officer of USI/Henderson & Phillips, an insurance and financial services company, in Norfolk, Virginia.

Ross C. Reeves	58	1994	Attorney with Willcox & Savage, P.C., a law firm, in Norfolk, Virginia.

Howard M. Webb	69	2005	Director of ColonialWebb Contractors Co., a mechanical contractor, in Norfolk, Virginia. Mr. Webb was Chief Executive Officer of Webb Technologies, Inc. from 1999 through 2004.

Barbara Zoby	54	2005	President and Chief Executive Officer of Yukon Lumber Co., a specialty lumber firm, in Norfolk, Virginia.

Name	Age	Served as a Director Since	Principal Occupation During Past Five Years
Nominees for Election Whose Terms Will Expire in 2009 (Class 3)

Lisa F. Chandler	52	1998	Executive Vice President of Nancy Chandler Associates, a residential real estate brokerage company, in Norfolk, Virginia.

Stephen A. Johnsen	61	1984	Executive Vice President of Flagship Group, Ltd., an insurance and financial services company, in Norfolk, Virginia.

Thomas G. Johnson, III	37	2002	Senior Vice President and Partner of S.L. Nusbaum Realty Company, a commercial real estate leasing and brokerage firm, in Norfolk, Virginia.

Charles R. Malbon, Jr.	56	2005	President of Tank Lines, Inc., an oil distributor, in Virginia Beach, Virginia.

L. Allan Parrott, Jr.	40	2002	President of Tidewater Fleet Supply, LLC, a wholesale auto parts distributor, in Chesapeake, Virginia.

Incumbent Directors Whose Terms Will Expire in 2007 (Class 1)

James A. Cummings	64	1992	President of Southern Atlantic Label Company, Inc., a manufacturer, in Chesapeake, Virginia.

Peter M. Meredith, Jr.	54	1992	Chairman and Chief Executive Officer of Meredith Construction Co., Inc., a general contractor, in Norfolk, Virginia.*

Harvey W. Roberts, III	61	1993	Retired Certified Public Accountant. Prior to his retirement, Mr. Roberts was a principal in the accounting firm McPhillips, Roberts & Deans, PLC, in Norfolk, Virginia.

*	Mr. Meredith also has served as Chairman of the Board and a Director of Waterside Capital Corporation, a reporting company located in Norfolk, Virginia, since 1994.

BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth for (1) each director-nominee, each director, and each named executive officer of the Company, and (2) all director-nominees, directors, and named executive officers of the Company as a group: (i) the number of shares of Common Stock of the Company beneficially owned on November 17, 2006 and (ii) such person’s or group’s percentage ownership of outstanding shares of Common Stock of the Company on such date. All of the Company’s directors and named executive officers receive mail in their capacity as such at the Company’s principal executive office at 200 East Plume Street, Norfolk, Virginia 23510.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned**
Directors:
Lisa F. Chandler	8,509	(1)	*
James A. Cummings	29,256	(2)	1.52%
Wendell C. Franklin	35,595		1.85%
F. Dudley Fulton	15,300		*
Michael S. Ives	80,000	(3)	4.09%
David L. Kaufman	11,000		*
Stephen A. Johnsen	30,590	(4)	1.59%
Thomas G. Johnson, III	12,400	(5)	*
Peter M. Meredith, Jr.	114,882	(6)	5.95%
Charles R. Malbon, Jr.	7,900		*
L. Allan Parrott, Jr.	16,000	(7)	*
Ross C. Reeves	11,100	(8)	*
Harvey W. Roberts, III	60,184	(9)	3.12%
Howard M. Webb	4,225		*
Barbara Zoby	8,350		*

Non-Director Named Executive Officers:
John O. Guthrie	6,500		*
All Named Executive Officers and Directors as a group (16 persons)	451,791	(10)	22.89%

*	Indicates less than one percent (1.0%) of the outstanding shares of Common Stock of the Company.

**	Applicable percentages are based on 1,927,652 shares outstanding on November 17, 2006. Also includes shares of common stock subject to options that may be exercised within 60 days of November 17, 2006. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the applicable individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. This table is based upon information supplied by officers, directors, and principal shareholders and (where applicable, if at all) Schedule 13Ds and 13Gs filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(1)	Includes (a) 6,509 shares held in the name of the Lisa F Chandler Trust U/A dated 03/19/2001, and (b) 2,000 shares issuable upon exercise of options to purchase shares pursuant to the Company’s 1999 Stock Option Plan (“1999 Stock Option Plan”).

(2)	Includes 11,000 shares owned jointly with Mr. Cummings’ wife.

(3)	Includes 30,000 options issued pursuant to Mr. Ives’ Employment Agreement dated February 7, 2005, as amended. (Does not include a LASAR for the appreciation of 70,000 shares granted on August 23, 2006 pursuant to a Limited Alternative Stock Appreciation Right Agreement, as the LASAR is exercisable only upon a change of control of the Company.)

(4)	Includes 3,300 shares owned jointly with Mr. Johnsen’s wife.

(5)	Includes 2,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan.

(6)	Includes (a) 21,920 shares held as Meredith Realty Company, L.L.C., (b) 27,616 shares held as Pomar Holding, L.L.C., (c) 6,000 shares held as Meredith Realty Associates and (d) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan.

(7)	Includes 800 shares held in trust for the benefit of Mr. Parrott’s children.

(8)	Includes (a) 750 shares owned by Mr. Reeves’ wife and (b) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan.

(9)	Includes (a) 34,560 shares owned by Mr. Roberts’ wife, (b) 6,000 shares owned jointly with Mr. Roberts’ wife and (c) 4,000 shares issuable upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan.

(10)	Includes 46,000 shares issuable to all named executive officers and directors as a group upon exercise of options to purchase shares pursuant to the 1999 Stock Option Plan.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of November 17, 2006 by each beneficial owner of more than 5.0% of the outstanding Common Stock of the Company based on currently available information.

Name and Address of Holder	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Philip W. Wyne 348 Gamage Drive Norfolk, Virginia 23518	93,630	(1)(3)	4.86%

Banc Fund V L.P. 208 South LaSalle Street Chicago, Illinois 60604	138,742	(2)	7.20%

Mrs. Robert J. Keogh (widow of former President & CEO of the Company) c/o Virginia Investment Counselors 999 Waterside Drive, Suite 1925 Norfolk, Virginia 23510	84,994	(3)	4.40%

(1)	Based on information provided by Mr. Wyne on February 21, 2006. Includes (a) 23,830 shares owned jointly with Mr. Wyne’s wife, (b) 8,000 shares owned by Mr. Wyne’s wife, (c) 1,000 shares owned by Mr. William R. Reid, over which Mr. Wyne shares voting power, and (d) 60,800 shares held in the name of the Philip Wirth Wyne Trust.

(2)	Based on a Schedule 13G/A filed by Banc Fund V L.P. on January 27, 2006. Includes (a) 112,242 shares beneficially owned by Banc Fund V L.P., (b) 22,500 shares beneficially owned by Banc Fund VI L.P., and (c) 4,000 shares beneficially owned by Banc Fund VII L.P.

(3)	Indicates shareholders that as of December 31, 2005 owned more than five percent (5%) of the outstanding Common Stock of the Company but that, as a result of an increase in the number of outstanding shares in connection with a private placement of Common Stock completed by the Company in the summer of 2006, no longer satisfy the 5% threshold.

Executive Officers of Heritage Bankshares, Inc. and Heritage Bank

Michael S. Ives, 54, has served as the President and Chief Executive Officer of the Company and the Bank, and as a Company director, since February 7, 2005. Prior to his election as President and Chief Executive Officer of the Company and as a Company director, Mr. Ives was the Chief Executive Officer for the Hampton Roads Market of SouthTrust Bank. Mr. Ives joined SouthTrust Bank in August 2001, following the acquisition by SouthTrust Corporation of CENIT Bancorp, Inc. (“CENIT”). Prior to its acquisition by SouthTrust Corporation, Mr. Ives had served as President and Chief Executive Officer of CENIT for nearly 15 years.

John O. Guthrie, 57, has served as the Chief Financial Officer of the Company and the Bank since February 14, 2005. Mr. Guthrie served as Chief Financial Officer of CENIT, a position he held for nearly 18 years, until CENIT was acquired by SouthTrust Corporation in August 2001. After briefly holding a position with SouthTrust Bank following the CENIT acquisition, Mr. Guthrie was employed as an investment advisor with Legg Mason in Norfolk, Virginia from approximately November 2002 to January 2004. Mr. Guthrie also served as the Chief Financial Officer for Geeks On Call America, a technology company in Norfolk, Virginia, for several months in 2004.

Shareholder Communications with the Company’s Board of Directors

The Board of Directors has not established a written policy regarding communications with shareholders. A formal policy has not been adopted because directors have periodic contact with shareholders through business, personal, and community-based activities. Although not prescribed in a policy, shareholders may communicate with the Board through written communications addressed to the Company’s executive office at 200 East Plume Street, Norfolk, Virginia 23510. Personal correspondence from a shareholder directed to an individual board member will be referred, unopened, to that member. Personal correspondence from a shareholder not directed to a particular board member will be referred, unopened, to the Chairman of the Board.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has primary responsibility for the determination of corporate policies and the overall financial condition of the Company. The Board appoints a chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, the management of the Company provides the Board of Directors with a regular and detailed flow of information relating to the Company’s overall condition and financial performance.

During 2005, the Board of Directors met thirteen (13) times. All directors attended at least 75% of the total meetings of the Board of Directors, except for David L. Kaufman who attended only 62.5% of the Board meetings held after his election to the Board, and at least 75% of the various committees on which they are members, except for Stephen A. Johnsen who did not attend any Compensation Committee meetings (excluding, where applicable, Board and committee meetings held prior to their election to the Board or applicable committee). The Board does not have a policy regarding attendance at annual shareholders’ meetings; however, all Board members are strongly encouraged to attend such meetings.

The Board of Directors has four (4) standing committees: Executive Committee, Audit Committee, Compensation Committee and Nominating Committee. All committee meetings are scheduled by the committee chairpersons as deemed necessary. Set forth below is certain information on the members and duties of the various Board committees.

Audit Committee

The Audit Committee consists of Harvey W. Roberts, III (Chairman), Lisa F. Chandler, James A. Cummings, F. Dudley Fulton, L. Allan Parrott, Jr. and Barbara Zoby. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor of the Company. It also must pre-approve all audit and non-audit services provided by the independent auditor. The Committee acts as the intermediary between the Company and the independent auditor and reviews the reports of the independent auditor. The Audit Committee held three (3) meetings in 2005. See “Audit Committee Report” below.

Compensation Committee

The Compensation Committee consists of Ross C. Reeves (Chairman), Wendell C. Franklin, Thomas G. Johnson, III, Stephen A. Johnsen and David L. Kaufman. (Peter M. Meredith, Jr., as Chairman of the Board, also serves as an ex officio member of the Committee.) The Committee reviews the compensation of all executive officers and makes recommendations on compensation programs to the Board of Directors. Compensation Committee held two (2) meeting in 2005.

Nominating Committee

The Nominating Committee consists of Peter M. Meredith, Jr. (Chairman), Stephen A. Johnsen, Charles R. Malbon, Jr., Ross C. Reeves, Harvey W. Roberts, III and Howard M. Webb. The Company believes that all members of the Nominating Committee are considered independent as defined under the NASDAQ Stock Market’s listing standards. The function of this committee is to identify and present nominees for membership on the Board of Directors. The Nominating Committee held one (1) meeting in 2005.

The Nominating Committee has not yet adopted a charter, but plans to do so in the future. The Board of Directors relies on the discretion of the Nominating Committee members to identify potential nominees from sources that they deem appropriate. The Nominating Committee has not formulated specific criteria for nominees, but it considers qualifications that include, but are not limited to, capability, ability to serve, conflicts of interest, ability to refer desirable business to the Company and the Bank, willingness and ability to make equity investments in the Company and other relevant factors. The Nominating Committee also emphasizes character, ethics, judgment, financial literacy, business acumen, and community involvement among other criteria it may consider. In addition, directors and director nominees are subject to various laws and regulations pertaining to financial holding companies, including a minimum stock ownership requirement.

The Committee utilizes a variety of resources in identifying nominees, including recommendations of individuals who serve the Company and the Bank on advisory boards, management, other Board members, and other business or community leaders. The Nominating Committee may consider recommendations from shareholders that comply with applicable requirements under the Company’s Bylaws, including that each notice of a recommendation must set forth, (i) as to each person whom such shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, under applicable law (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to each person whom such shareholder proposes to nominate for election or re-election as a director, all information, certifications, reports and submissions required by the Federal Reserve Board, Virginia Bureau of Financial Institutions or any other regulatory agency with supervisory authority over the Company or the Bank with respect to the designation of a new director of a holding company or financial institution regulated by such a regulatory agency; and (iii) as to the shareholder giving the notice, his or her name and address and the number of shares beneficially owned by such shareholder. The Company has not paid a third party to assist in identifying, evaluating, or otherwise assisting in the nomination process.

Executive Committee

The Executive Committee consists of Peter M. Meredith, Jr. (Chairman), Michael S. Ives, Stephen A. Johnsen, Charles R. Malbon, Jr., Ross C. Reeves, Harvey W. Roberts, III and Howard M. Webb. When the Board of Directors is not in session, the Executive Committee is authorized to exercise all powers vested in the Board, subject to certain matters reserved for Board action in the Company’s Bylaws. The Executive Committee did not meet in 2005.

Audit Committee Report

The Audit Committee held three (3) meetings during 2005. The Audit Committee’s formal charter is attached to this Proxy Statement as Appendix A. At this time the Audit Committee does not have an “audit committee financial expert” as defined under rules adopted by the Securities and Exchange Commission. The Company’s Board of Directors considered numerous factors regarding the current composition of the Audit Committee, the qualifications required to be considered an “audit committee financial expert,” and the Company’s particular circumstances relative to audit matters. The Audit Committee, as currently comprised, provides a blend of business backgrounds, all of which include significant experience with financial matters; the Board of Directors further believes that the Committee, taken as a whole, has the attributes identified in Item 401(e)(2) of Regulation S-B and thus it is not necessary to designate one person as an expert. In addition, the Company and its subsidiaries are regulated and periodically examined by the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia and the Federal Reserve.

The Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process. The Committee has reviewed and discussed the Company’s consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), and other material written communications between the independent auditors and the management of the Company. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the Company’s internal and independent auditors the overall scope and specific plans for their respective audits.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The meetings also are designed to facilitate any private communications with the Committee desired by the internal auditors or independent accountants. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the applicable audited financial statements of the Company be included in the Company’s Annual Reports on Form 10-KSB for the fiscal year ended December 31, 2005 and the fiscal year ended December 31, 2004, respectively, in each case for filing with the Securities and Exchange Commission. This report is provided by the following directors who constitute the Audit Committee as of the date hereof.

Harvey W. Roberts, III, Chairman

Lisa F. Chandler

James A. Cummings

F. Dudley Fulton

L. Allan Parrott, Jr.

Barbara Zoby

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business Relationships and Transactions with Management

Loans to Officers and Directors

Certain directors and officers of the Company and the Bank, members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. As such, some of these persons engaged in transactions with the Bank in the ordinary course of business during 2005, and will have additional transactions with the Bank in the future. All loans extended and commitments to lend by the Bank to such persons were made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2005, the amount of loans from the Bank to certain officers (vice president and above) and all directors of the Company and the Bank, and entities in which they are associated, was approximately $9.95 million.

Other Transactions and Relationships

The Bank currently occupies 10,133 square feet of a building located at 1450 South Military Highway in Chesapeake, Virginia. The building is owned by IBV Partners, L.P., a Virginia limited partnership (“IBV Partners”), which has as its sole general partner IBV Real Estate Holdings, Inc., a wholly-owned subsidiary of the Company. Former and current directors of the Company and the Bank own, in the aggregate, approximately 12.6% of the limited partnership interests in IBV Partners. IBV Partners and the Bank entered into a lease in December 1986, which has subsequently been modified, pursuant to which the Bank leases certain facilities used for retail banking and operations purposes.

The Company and the Bank purchase various types of business insurance through the Flagship Group, LTD (“Flagship”), of which Stephen A. Johnsen is Executive Vice President. Mr. Johnsen is a director and Secretary of the Board of Directors of the Company. Insurance premiums paid to Flagship as agent for commercial insurance providers amounted to $1,232 during 2005 and $47,300 during 2004.

The Company retained the law firm of Willcox & Savage, P.C. in 2005 and 2004 in connection with certain legal matters, and expects to continue to do so in the future. Ross C. Reeves, a director of the Company, is a member of Willcox & Savage, P.C. The Company paid fees to the firm of $294,309 in 2005 and $18,891 in 2004.

The Company contracted in 2005 and 2004 with Meredith Construction Company, Inc. (“Meredith Construction”), of which Peter M. Meredith, Jr., is Chairman and Chief Executive Officer, for various construction, repair and property maintenance and management services. Mr. Meredith is Chairman of the Board of the Company. The Company paid Meredith Construction $206,296 in 2005 for construction, repairs and property maintenance, and management services, and $27,324 in 2004 for property maintenance and management services. Payments for maintenance and management services exclude out-of-pocket payments to third parties for which there were dollar-for-dollar reimbursements by the Company to Meredith Construction. The Company also has sold securities to Meredith Construction under agreements to repurchase, which constituted 3.95% of the securities sold by the Company under agreements to repurchase at December 31, 2005.

The Company contracts for various heating and air conditioning repair services through ColonialWebb Contractors (“Colonial”), of which Howard M. Webb is a director. Mr. Webb is a director of the Company. In 2005, the Company paid $1,398 to Colonial for heating and air conditioning services. Also, in 2005, Colonial was a subcontractor for Meredith Construction in connection with construction work related to one of the Company’s new retail banking offices. Meredith Construction paid Colonial $24,448 in 2005 related to this subcontract.

The Company paid a real estate commission in 2005 to S. L. Nusbaum Realty Company (“Nusbaum”), of which Wendell C. Franklin and Thomas G. Johnson, III are senior vice presidents and partners. Messrs. Franklin and Johnson are directors of the Company. In 2005, the Company paid $42,000 to Nusbaum for representing the Company in the purchase of a future banking office site.

The Company has sold securities to Tidewater Fleet Supply, LLC (“Tidewater Fleet Supply”) under agreements to repurchase, which constituted 5.50% of the securities sold by the Company under agreements to repurchase at December 31, 2005. L. Allan Parrott, Jr., is President of Tidewater Fleet Supply and is a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own greater than ten percent (10%) of the Company’s common stock (the “Reporting Persons”) to file reports relating to their ownership and changes in ownership of Company common stock with the Securities and Exchange Commission (the “SEC”). Reporting Persons are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports.

Based solely on its review of copies of such reports, the Company believes that all required reports were filed on a timely basis during the year ended December 31, 2005, except as follows:

•	Mr. Ives filed one late Form 4 related to one transaction that was not timely reported.

•	Mr. Parrott filed one late Form 4 related to one transaction that was not timely reported.

•	Ms. Zoby filed one late Form 4 related to one transaction that was not timely reported.

In addition, based solely on its review of copies of such reports, the Company believes that all reports required to have been filed through September 30, 2006 have been filed on a timely basis, except as follows:

•	Mr. Johnsen filed one late Form 4 related to one transaction that was not timely reported.

•	Ms. Chandler filed one late Form 4 related to one transaction that was not timely reported.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its Chief Executive Officer and Principal Financial Officer. The Code of Ethics summarizes the legal, ethical and regulatory standards that such individuals must follow and is a reminder to all of the Company’s directors and executive officers of the seriousness of that commitment. As adopted, the Code of Ethics sets forth written standards that are designed, among other things, to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

A copy of the Company’s Code of Ethics may be obtained by any person, without charge, by accessing the Company’s web site at: http://www.heritagebankva.com/News/CodeOfEthics.

Director Compensation

Directors of the Company and directors of the Bank receive $500 for each Board of Directors meeting attended and $150 for each committee meeting attended. Committee Chairs receive $200 for each committee meeting chaired.

Under the terms of the 1999 Stock Option Plan (further described below), non-employee directors are also entitled to receive an automatic award of stock options following the first annual meeting of the shareholders of the Company that is held after such director is elected to be a member of the Board of Directors. The amount of shares covered by each automatic award of stock options is determined in the sole discretion of the Board of Directors. However, the Company has terminated the Company’s ability to issue new awards under the 1999 Stock Option Plan, pending the approval by the Company’s shareholders of the Heritage 2006 Equity Incentive Plan.

Stephen A. Johnsen and the Bank entered into a deferred compensation arrangement in 1985 pursuant to which Mr. Johnsen deferred $12,000 of his director’s fees. The agreement provides for the Bank to pay Mr. Johnsen a retirement benefit of $3,355 per month for 120 months beginning on April 1 following his attainment of age 70. The agreement further provides that if Mr. Johnsen dies before his retirement benefit begins, the Bank will pay his designated beneficiary $1,976 per month for 120 months thereafter. Similar arrangements were made for the other outside directors of the Company serving in 1985 and for a number of years thereafter. Over the years, all of the participants in the arrangement except Mr. Johnsen have retired from Board service. The Company is the owner and beneficiary of an insurance policy on the life of Mr. Johnsen with a total death benefit of $177,097 at December 31, 2005.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The summary compensation table below sets forth the particulars of compensation paid to or earned (in each case as applicable) the following individuals (“named executive officers”) during the fiscal years ended December 31, 2005, 2004 and 2003:

•	the Company’s Chief Executive Officer;

•	each of the Company’s four most highly compensated executive officers who were serving as executive officers, and whose total salary and bonus exceeded $100,000 per year; and

•	up to two additional individuals for whom disclosure would have been provided above but for the fact that the individual was not serving as an executive officer of the Company at the end of the applicable fiscal years.

Please also see the additional disclosures regarding certain named executive officers set forth below.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation	All Other Compensation (1)
		Salary		Bonus		Awards
Securities Underlying Options (#)
Michael S. Ives President and Chief Executive Officer	2005 2004 2003		$154,500 — —		$70,000 — —	30,000 — —		$4,936 — —
John O. Guthrie Executive Vice President and Chief Financial Officer	2005 2004 2003		$99,167 — —		$50,000 — —	— — —		$3,226 — —
Donald F. Price, President (2) First Executive Vice President	2005 2004 2003		$32,878 115,350 101,113		$30,000 15,271 31,818	— — —		$1,307 5,216 4,606
Peter M. Meredith, Jr. (3) Chief Executive Officer	2005 2004 2003	$	— — —	$	— — —	— — —	$	— — —

(1)	Includes, in the case of Mr. Ives, $4,626 contributed to the Bank’s 401(k) Plan by the Bank in 2005; and $310 representing taxable compensation related to group life insurance in 2005.

Includes, in the case of Mr. Guthrie, $2,940 contributed to the Bank’s 401(k) Plan by the Bank in 2005; and $286 representing taxable compensation related to group life insurance in 2005.

Includes, in the case of Mr. Price, $1,221, $5,072 and $4,492 contributed to the Bank’s 401(k) Plan by the Bank in 2005, 2004 and 2003, respectively; and $86, $144 and $114 representing taxable compensation related to group term life insurance in 2005, 2004 and 2003, respectively.

(2)	Includes, in salary, $3,354, $9,683 and $7,363 related to incentive based commission compensation paid in 2005, 2004 and 2003, respectively; $4,606, $2,167 and $2,083 paid in 2005, 2004 and 2003, respectively, for unused vacation.

(3)	Mr. Meredith served between November 2004 and February 2005 without compensation as further described below (Mr. Meredith continued to receive applicable director compensation during this period).

Robert J. Keogh, the Company’s former Chief Executive Officer, passed away in November 2004. Following Mr. Keogh’s death, Peter M. Meredith, Jr., then serving as Chairman of the Board of Directors, was appointed Chief Executive Officer of the Company and Mr. Price was appointed President of the Company.

On February 7, 2005, Michael S. Ives was elected President and Chief Executive Officer of the Company and the Bank. Mr. Meredith continued as Chairman of the Board of Directors of the Company, and Mr. Price assumed the new role of President of the Norfolk Region of the Company. Mr. Price resigned as President of the Norfolk Region of the Company later in February 2005.

Option Grants in Last Fiscal Year

The following table provides information concerning stock options granted to the Company’s named executive officers in 2005:

Option/SAR Grants in Last Fiscal Year*

Individual Grants

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date
Michael S. Ives	30,000	100%	$19.79	2/8/2015

*	Pursuant to a Limited Alternative Stock Appreciation Agreement dated August 23, 2006, the Company granted to Mr. Ives a LASAR for the appreciation of 70,000 shares of the Company’s common stock.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table provides certain information concerning each exercise of stock options during the fiscal year ended December 31, 2005 by named executive officers and the fiscal year-end value of unexercised options:

Name	Shares Acquired on Exercise	Value Realized	Number of Shares of Common Stock Underlying Unexercised Options at FY-End 2005 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End Exercisable/ Unexercisable
Michael S. Ives	—	—	30,000/-	-/-
Donald F. Price	4,000	$53,000	17,000/-	$154,160/-	(1)

(1)	The market value of common stock at December 31, 2005, was $14.65 per share, and the exercise price for in-the-money-options was $4.25 on 4,000 shares, $4.75 on 4,000 shares, $5.13 on 3,000 shares, and $7.25 on 6,000 shares.

Employment Agreements and Change in Control Agreements

The Company and Michael S. Ives, the Company’s President and Chief Executive Officer, entered into an Employment Agreement dated February 7, 2005. The Employment Agreement provided for (i) an initial term beginning on February 7, 2005 and ending on December 31, 2009; (ii) an initial annual salary of $200,000, subject to annual review, plus the opportunity to earn annual incentive bonuses; (iii) an employment inducement grant of a fully-vested option to purchase 30,000 shares of Company common stock; (iv) a commitment to grant to Mr. Ives the option to acquire 50,000 additional shares of Company common stock under a future amended stock option plan; (v) severance payments by the Company to Mr. Ives if his employment is terminated in certain circumstances, including severance payments upon the termination of his employment in connection with a change of control of the Company, all as further described below; and (vi) a $500 monthly automobile allowance and payment of certain club membership dues.

Effective as of June 30, 2006, the Company and Mr. Ives amended his Employment Agreement. Pursuant to the Amendment, (i) Mr. Ives’ annual salary was continued at the 2005 level of $200,000 per year, eliminating certain incentive bonuses and the potential repricing of Mr. Ives’ option for 30,000 shares of Company stock provided for in the original Employment Agreement; (ii) the Company committed to grant Mr. Ives the option to acquire 70,000 shares of Company common stock under the Heritage 2006 Equity Incentive Plan (for purposes of this paragraph, the “Option Plan”), which the Company anticipates will be adopted at the Annual Meeting, with such options generally vesting in equal installments over five years commencing on December 31, 2006 (assuming adoption of the Option Plan in 2006), subject to accelerated vesting in certain circumstances and continued vesting if Mr. Ives retires after attaining age 55 (the Company’s commitment for the 70,000 options to be granted under the Option Plan pursuant to the Amendment superseded the Company’s commitment under the original Employment Agreement to grant Mr. Ives 50,000 incentive options, as those options were never granted); and (iii) the Company committed to grant to Mr. Ives a limited alternative stock appreciation right (the “LASAR”) for the appreciation of 70,000 shares of Company common stock. Pursuant to a Limited Alternative Stock Appreciation Right Agreement dated August 23, 2006, the Company granted the LASAR to Mr. Ives; the LASAR is exercisable only upon the change of control of the Company, and the LASAR is void upon the approval of the Option Plan by the Company’s shareholders.

The Company and John O. Guthrie, the Company’s Chief Financial Officer, entered into an Employment Agreement dated June 9, 2006. The Employment Agreement (i) has an initial term beginning on May 1, 2005 and ending on April 30, 2007; (ii) provides for an initial annual salary of $120,000, which is subject to at least annual review and was increased to $123,600 as of January 1, 2006; and (iii) provides in certain events for severance payments by the Company to Mr. Guthrie if his employment is terminated, including severance payments upon the termination of his employment in connection with a change of control of the Company, all as further described below.

The table below shows the present value of severance amounts that would be payable to Mr. Ives and Mr. Guthrie under the employment agreements described above upon certain events resulting in termination of their employment with the Company. For purposes of calculating these amounts, we have assumed that the date of termination is November 1, 2006 and that the value of a share of the Company’s common stock on such date is $16.75. All amounts include accrued vacation and sick leave.

	Ives	Guthrie
Resignation for Good Reason	$604,319	$124,098
Resignation without Good Reason	$26,923	$4,435
Termination without Cause	$604,319	$124,098
Termination with Cause	$26,923	$4,435
Death	$43,590	$14,735
Disability	$35,256	$9,585
Retirement	$26,923	$4,435
Company payment upon Change of Control (1)	$1,038,257	$181,287

(1)	Payable if employment is terminated without cause or the executive resigns for good reason within twelve (12) months after a change of control of the Company. Includes, in the case of Mr. Ives, $83,300 payable upon acceleration and exercise of the LASAR and $294,700 for reimbursement of excise taxes.

Stock Option and Employee Benefit Plans

Stock Option Plans. The Company maintains the Heritage Bankshares, Inc. 1987 and 1999 Stock Option Plans (“Existing Stock Option Plans”) for the benefit of employees and nonemployee directors. Of the 480,000 shares authorized for option grants under the Existing Stock Option Plans, 440,000 shares were authorized for grants to employees and 40,000 shares were authorized for grants to nonemployee directors. At December 31, 2005, 108,400 shares remained available for future option grants to employees and 1,332 shares remained available for future option grants to nonemployee directors.

The Board of Directors has general discretionary authority to establish the terms of option grants made to employees under the Existing Stock Option Plans. Under the 1999 Stock Option Plan, the option price may not be less than the fair market value of the Company’s shares on the date of the grant, and no option may be exercised more than ten (10) years after the date of the grant. Nonemployee directors receive automatic option grants following the first annual meeting of the Company’s shareholders that is held after the directors are elected. The Board of Directors, in its sole discretion, determines the number of shares to be covered by each nonemployee director grant, the option price is 120% of the fair market value of the Company’s shares on the date of the grant, and no option may be exercised more than ten years after the date of the grant. The Board of Directors has general discretionary authority to determine the other terms of option grants to nonemployee directors.

On July 26, 2006, the Company’s Board of Directors approved the Heritage 2006 Equity Incentive Plan (“New Plan”), which authorizes the grant of stock options, stock appreciation rights, restricted stock and certain other equity awards with respect to not more than 200,000 shares of the Company’s common stock. The Board of Directors also granted 70,000 stock options to Mr. Ives at an exercise price of $15.56, and a total of 24,000 stock options to certain of its nonemployee directors at an exercise price of $18.67, pursuant to the New Plan. The New Plan and the outstanding option grants thereunder are subject to the approval of the shareholders of the Company within twelve (12) months after July 26, 2006. Concurrently with its approval of the New Plan, the Board of

Directors terminated the Company’s ability to issue new awards under the Existing Stock Option Plans, pending the approval by the Company’s shareholders of the New Plan. On October 25, 2006, the Board of Directors increased to 250,000 the number of shares of the Company’s common stock that are available under the New Plan, and granted, at an exercise price of $16.65, 74,000 additional options thereunder, all subject to shareholder approval of the plan.

Deferred Compensation Plan. In 1985, the Company entered into a deferred compensation and retirement arrangement with certain directors and subsequently with one officer. The Company’s policy is to accrue the present value of estimated amounts to be paid under the contracts over the required service period to the date the participant is fully eligible to receive the benefit. At December 31, 2005, and 2004, other liabilities included $771,390 and $793,967, respectively, related to the deferred compensation plans. Compensation expense related to this plan was $50,834 and $336,942, for the years ended December 31, 2005 and 2004, respectively.

Employee Stock Ownership Plan. The Board of Directors adopted an Employees’ Stock Ownership Plan (the “ESOP”) effective January 1, 1998. The ESOP covers substantially all employees after they have met eligibility requirements, and funds contributed to the plan are used to purchase outstanding common stock. Dividends received by the ESOP are used for administrative expenses of the plan. At December 31, 2005, the ESOP owned 20,732 shares. Stock purchases for the year ended December 31, 2005 totaled 1,649 shares, while 7,385 shares were distributed to terminated employees. At December 31, 2005, the fair market value of the total shares held by the ESOP totaled $303,724.

401k Retirement Program. Effective January 1, 1993, the Board of Directors adopted a Retirement Program (the “401K”). Eligible employees who have completed the required months of service are eligible to participate and make contributions. The Company makes employer matching contributions. The Company expensed $52,887 and $46,218 for the years ended December 31, 2005 and 2004, respectively.

INDEPENDENT PUBLIC ACCOUNTANTS

Change in Independent Auditor

On December 22, 2005, PKF Witt Mares, PLC (“Witt Mares”) notified the President & CEO and the Chairman of the Audit Committee of the Company that it would decline to stand for reappointment as the Company’s independent registered public accounting firm for the year ending December 31, 2006. Witt Mares indicated that it was declining to stand for reappointment due to the fact that it would not have an SEC engagement partner available for the Company’s 2006 audit when, pursuant to Rule 2.01(c)(6) of Regulation S-X, Witt Mares’ SEC engagement partner currently assigned to the Company’s account will be required to rotate off the account.

At that time Witt Mares agreed to continue to serve, and did serve, as the Company’s independent registered public accounting firm relative to the restatement of its annual financial statements for the years ended December 31, 2003, and December 31, 2002, as well as the Company’s financial statements for 2004, as reported in the Company’s annual report on Form 10-KSB for the year ended December 31, 2004, filed on June 9, 2006. Witt Mares subsequently was retained Witt Mares to serve as the Company’s independent registered accounting firm relative to the Company’s financial statements for the fiscal year ending December 31, 2005, as reported in the Company’s annual report on Form 10-KSB for the year ended December 31, 2005, filed on November 9, 2006.

Witt Mares performed audits on the Company’s financial statements for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003. Witt Mares’ reports did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles.

In addition, during the fiscal years ended December 31, 2005, 2004 and 2003, and up to the date of this Proxy Statement,

•	there have been no disagreements with Witt Mares on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Witt Mares, would have caused Witt Mares to make reference to the subject matter of the disagreement(s) in connection with its reports for such years, and

•	there were no “reportable events” as identified in Item 304(a)(1)(iv)(B) of Regulation S-B.

Fees of Independent Auditors

As noted above, Witt Mares audited the books and records of the Company for the years ended December 31, 2005 and 2004.

Audit Fees. The aggregate fees billed by Witt Mares for professional services for the fiscal years ended December 31, 2005 and 2004, including fees associated with the annual audit and, where applicable, reviews of quarterly reports on Form 10-QSB and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements for those years, were $36,500 and $46,700, respectively.

Audit-Related Fees. The aggregate fees billed by Witt Mares for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $21,475 for the fiscal year ended December 31, 2005 and $0 for the fiscal year ended December 31, 2004.

Tax Fees. The aggregate fees billed by Witt Mares in the fiscal years ended December 31, 2005 and December 31, 2004 for professional services rendered by the principal accountants for tax compliance, tax advice, and tax planning were $1,125 and $6,800, respectively. The nature of the services comprising those fees was the review of the Company’s consolidated tax return.

All Other Fees. There were no aggregate fees billed by Witt Mares in the fiscal years ended December 31, 2005 and December 31, 2004 for products and services provided by Witt Mares, other than the services reported above.

Audit Committee Administration of Engagement of Principal Accountants. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The independent auditors annually submit a written proposal that details all audit and audit related services. Audit fees are fixed and contained in the proposal, and the Audit Committee reviews the nature and dollar value of services provided under such proposal. Any revisions to such proposal after the engagement has commenced are reviewed and pre-approved by the Audit Committee.

During 2005, the Audit Committee pre-approved 100% of non-audit services provided by Witt Mares. The Audit Committee has considered the provision of these non-audit services by Witt Mares and has determined that such services are compatible with maintaining Witt Mares’ independence.

PROPOSAL TWO

APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s Audit Committee has appointed, and the Board of Directors has ratified the appointment of, Elliott Davis LLC as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2006, and the Board of Directors desires that such appointment be ratified by the Company’s shareholders at the Annual Meeting. A representative of Elliott Davis LLC is expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY ELLIOTT DAVIS LLC AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2006, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL THREE

APPROVAL OF THE HERITAGE 2006 EQUITY INCENTIVE PLAN

Background

The Board of Directors of the Company has approved the Heritage 2006 Equity Incentive Plan (the “Plan”), attached hereto as Appendix B, and has granted certain awards thereunder, as described below, subject to the approval of the Plan by the shareholders of the Company. The Plan is intended to assist the Company in attracting, retaining, and motivating directors, officers, and other key employees of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company. As of November 17, 2006, stock options for 96,600 shares of the Company’s Common Stock were outstanding under the Company’s 1987 and 1999 stock option plans (the “1987/1999 option plans”), including options for 36,250 shares held by former Company employees and non-employee directors and options for 16,000 shares held by the Company’s current non-employee directors. As a result, only 109,732 shares remained available for grant under the 1987/1999 option plans. The Board of Directors has approved the Plan as a replacement for the 1987/1999 option plans. The Plan authorizes the issuance of up to 250,000 shares of Common Stock, which would include the 168,000 shares granted in July and October, 2006, subject to approval of the Plan by the shareholders, as described below. If the Plan is approved by the shareholders, the Company will not grant any new stock awards under the 1987/1999 option plans.

General Provisions

Under the Plan, the Board of Directors may grant stock options, stock appreciation rights, restricted stock and other stock awards to employees of the Company and its subsidiaries. Grants may also be made to non-employee directors. The number of grantees may vary from year to year. Approximately twenty-five (25) of the eligible employees and non-employee directors are anticipated to be considered for grants under the Plan. The Board of Directors administers the Plan and its determinations are binding upon all persons participating in the Plan.

The maximum number of shares of Common Stock that may be issued under the Plan is 250,000. Any shares of Common Stock subject to an award which for any reason are cancelled, terminated or otherwise settled without the issuance of any Common Stock are again available for awards under the Plan; however, shares used to pay the exercise price of an award or to pay withholding taxes, or shares not issued or delivered as a result of a net settlement of a stock appreciation right will not again be made available for issuance as an award under the Plan.

The shares issued pursuant to the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources for use under the Plan. If there is a stock dividend, stock split, recapitalization, merger, consolidation, combination, spinoff, distribution of assets to shareholders, exchange or other similar corporate transaction or event, appropriate and equitable adjustments will be made by the Board of Directors in the number of shares available for future issuance under the Plan and in the number of shares, prices and dollar value under all outstanding awards made before the event.

No dividends or dividend equivalents will be paid on stock options or stock appreciation rights. The Board of Directors may at the time of a restricted stock or other stock award provide that any dividends declared on Common Stock or dividend equivalents be paid to the participant, accumulated and paid to the participant after the expiration of any restrictions, or not paid or accumulated.

Awards Under the Plan

Stock Options: The Board of Directors may grant participants nonstatutory stock options and options qualifying as incentive stock options. The option price of either a nonstatutory stock option or an incentive stock option will be the fair market value of the Common Stock on the date of grant. For purposes of the Plan, “fair market value” is defined as (1) the weighted average (based on daily trading volume) during the thirty (30) day period next preceding the date of grant of the “last sale” prices of a share of Common Stock on the five (5) days nearest preceding the date of grant on which at least 300 shares were traded; and (2) if (1) is inapplicable, the fair market value as determined in good faith by the Board of Directors. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code, and only participants who are employees will be eligible to receive incentive stock options. To exercise an option, a participant may pay the option price in cash, by the delivery of other shares of Common Stock, or by such other payment as is specified by the Board of Directors. The term of each option will be fixed by the Board of Directors, but may not exceed ten (10) years from the date of grant. The Board of Directors will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Board of Directors. All outstanding options become immediately exercisable in the event of a Change in Control (as defined in the Plan) of the Company.

Stock Appreciation Rights: The Board of Directors may grant a stock appreciation right (a “SAR”) in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and any such SAR will terminate upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SAR’s granted separately from options may be granted on such terms and conditions as the Board of Directors establishes. SAR’s may be made exercisable in installments, and the exercisability of SAR’s may be accelerated by the Board of Directors, but the term of a SAR may not exceed ten (10) years from the date of grant. All outstanding SARs become immediately exercisable in the event of a Change in Control (as defined in the Plan) of the Company. If a participant exercises a SAR, the participant will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of the shares as fixed by the Board of Directors at the time the SAR was granted. Payment may be made in cash, in shares of Common Stock, or any combination of cash and shares as the Board of Directors determines.

Restricted Stock: The Board of Directors may grant awards of restricted stock to participants under the Plan. The restrictions on shares subject to any such awards will be established by the Board of Directors, which may include restrictions relating to continued employment and the Company’s financial performance. The Board of Directors may issue restricted stock awards without any cash payment by the participant, or with such cash payment as the Board of Directors may determine. All restrictions lapse in the event of a Change in Control (as defined in the Plan) of the Company. The Board of Directors has the right to accelerate the vesting of restricted shares and to waive any restrictions.

Other Stock Awards: The Board of Directors may provide for the Company to issue Common Stock pursuant to a stock award in exchange for consideration from a Participant specified by the Board of Directors that is either the Participant’s cash or other direct payment to the Company or the Participant’s past services rendered to the Company or a Company subsidiary on or before the date of issuance.

Tax Withholding: The Board of Directors may permit a participant to satisfy applicable federal, state and local tax withholding requirements through the delivery to the Company of previously-acquired shares of Common Stock or by having shares otherwise issuable under the Plan withheld by the Company.

Other Information: Except as permitted by the Board of Directors, awards under the Plan are not transferable except by will or under the laws of descent and distribution. The Board of Directors may terminate the Plan at any time but generally, termination may not adversely affect any award then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until July 26, 2016, but awards granted prior to that date will continue in effect until they expire in accordance with their original terms. The Board of Directors may also amend the Plan as it deems advisable, but generally no amendment may adversely affect any award then outstanding. The Board may not, without the approval of the Company’s shareholders, amend the Plan so as to increase the aggregate number of shares that may be issued under the Plan (except as required for equitable adjustment in connection with a corporate transaction or event), modify the requirements as to eligibility to receive awards, or increase materially the benefits accruing to participants.

Federal Income Tax Consequences

With respect to incentive stock options, if the optionee does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such participant, or within two years from the date the option to acquire the shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an “item of adjustment” for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. The Company will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

With respect to the grant of options which are not incentive stock options, the optionee will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. The Company generally will receive an equivalent deduction at that time.

With respect to restricted stock awards and other stock awards, an amount equal to the fair market value of the shares distributed to the participant (in excess of any purchase price paid by the participant) will be includable in the participant’s gross income at the time of receipt unless the award is not transferable and is subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a “Forfeiture Restriction”). If a participant receives an award subject to a Forfeiture Restriction, the participant may elect to include in current gross income the fair market value of the award. In the absence of such an election, the participant will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date the Forfeiture Restriction lapses or the date the award becomes transferable. The Company generally will reserve an equivalent deduction at the time that the income is included in the gross income of a participant.

With respect to stock appreciation rights, the amount of any cash (or the fair market value of any Common Stock) received by the participant will be subject to ordinary income tax in the year of receipt and the Company generally will be entitled to an equivalent deduction at the time.

Section 162(m) of the Internal Revenue Code generally limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees (primarily, the Company’s Chief Executive Officer and any of its four other highest-paid executive officers whose annual salary and bonus exceeds $100,000). The Plan has not been designed to exempt awards thereunder from Section 162(m), and therefore, the deduction that the Company might otherwise receive with respect to certain awards might not be allowed. In addition, if a change in control of the Company accelerates the vesting of awards under the Plan, certain participants could be considered to have received “excess parachute payments,” which could subject the participants to a 20% excise tax on the payments and could result in a disallowance of the Company’s deductions otherwise allowable with respect to the payments.

2006 Option Grants Pursuant to Plan

The Board of Directors granted the following stock options pursuant to the Plan, subject to approval of the Plan by the Company’s shareholders.

Persons Receiving Options	Grant Date	Number of Shares Subject to Options Received	Exercise Price	Expiration Date
Michael S. Ives [1]	July 26, 2006	70,000	$15.56	July 25, 2016
John O. Guthrie	October 25, 2006	20,000	$16.65	October 24, 2016
Wendell C. Franklin [2]	July 26, 2006	4,000	$18.67	July 25, 2016

Persons Receiving Options	Grant Date	Number of Shares Subject to Options Received	Exercise Price		Expiration Date
Thomas G. Johnson, III [2]	July 26, 2006	2,000		$18.67	July 25, 2016
David L. Kaufman [2]	July 26, 2006	4,000		$18.67	July 25, 2016
Charles R. Malbon, Jr. [2]	July 26, 2006	4,000		$18.67	July 25, 2016
L. Allan Parrott, Jr. [2]	July 26, 2006	2,000		$18.67	July 25, 2016
Howard M. Webb [2]	July 26, 2006	4,000		$18.67	July 25, 2016
Barbara Zoby [2]	July 26, 2006	4,000		$18.67	July 25, 2016
All Employees as a Group [3]	July 26, 2006 October 25, 2006	70,000 74,000	$ $	15.56 16.65	July 25, 2016 October 24, 2016

[1]	Concurrently with the grant of Mr. Ives’ options under the Plan on July 26, 2006, the Company granted to Mr. Ives a limited alternative stock appreciation right (the “LASAR”) for appreciation above $15.56 per share on 70,000 shares of Common Stock, exercisable only upon a Change in Control (as defined in the Plan). The LASAR was not granted pursuant to the Plan and will be void upon the approval of the Plan by the Company’s shareholders.

[2]	Current non-executive officer director and nominee for director. All current non-executive officer directors as a group received options with respect to 24,000 total shares that were granted with an exercise price that is 120% of the fair market value of the Common Stock, as defined in the Plan.

[3]	All employees as a group received options comprised of (a) the above-described options with respect to 90,000 total shares granted to Messrs. Ives and Guthrie, who are all of the executive officers granted options, and (b) options with respect to 54,000 total shares granted on October 25, 2006 at the $16.65 exercise price to nine (9) other employees who are not executive officers.

All options granted to employees of the Company will be incentive stock options to the extent permitted by law. The option granted to Mr. Ives becomes exercisable at the rate of 20% commencing on December 31, 2006 and continuing on each subsequent December 31 (including any December 31 following his retirement after attainment of age 55). The options granted to the non-executive officer directors become exercisable at the rate of 20% commencing July 26, 2007 and continuing each subsequent July 26. The options granted to Mr. Guthrie and the employees who are non-executive officers become exercisable at the rate of 20% commencing on December 31, 2007 and continuing on each subsequent December 31. All options granted will become exercisable earlier upon a Change in Control (as defined in the Plan) of the Company. The options may also become exercisable earlier upon the optionee’s retirement, disability or death, and in the case of an optionee who is an employee, the optionee’s termination without cause or resignation for good reason.

On November 16, 2006, the last sale price of a share of Common Stock, as quoted in the OTC Market Report for the over-the-counter securities market, was $16.75.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE HERITAGE 2006 EQUITY INCENTIVE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

SUBMISSION OF PROPOSALS 2007

The Company anticipates that the next Annual Meeting of Shareholders will be held on or about June 16, 2007. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s Proxy Statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing a reasonable period of time before the Company begins to print and mail its proxy materials for such meeting. Additionally, any such shareholder proposals or notifications must comply in all respects with the Company’s Bylaws. All such proposals or notifications shall be delivered to the Company’s executive offices at 200 East Plume Street, Norfolk, Virginia 23510, Attn: Michael S. Ives, President and Chief Executive Officer.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, to the meeting any matter for action by shareholders other than as set forth herein. However, the enclosed Proxy confers discretionary authority with respect to transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the Proxy to vote in accordance with their judgment on any such matter.

GENERAL

The Company’s Forms 10-KSB for each of the years ended December 31, 2004 and December 31, 2005 accompany this Proxy Statement. The Forms 10-KSB do not form any part of the material for the solicitation of proxy.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

By Order of the Board of Directors

/s/ Michael S. Ives
Michael S. Ives, President and Chief Executive Officer

Dated in Norfolk, Virginia and mailed

this 30th day of November, 2006

APPENDIX A

HERITAGE BANKSHARES, INC.

AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

•	Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

•	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit including any comments or recommendations of the independent auditors.

•	Review with the independent auditors, the company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

•	Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Receive prior to each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

A-1

•	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Submit the minutes of all meetings of the audit committee to or discuss the matters discussed at each committee meeting with the board of directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if in its judgment, that is appropriate.

A-2

APPENDIX B

HERITAGE

2006 EQUITY INCENTIVE PLAN

Heritage Bankshares, Inc. hereby establishes the Heritage 2006 Equity Incentive Plan upon the terms and conditions set forth below.

1.	Definitions

In this Plan document, except where the context otherwise indicates, words in the masculine gender shall be deemed to include males and females, singular terms also shall refer to the plural, and the following definitions shall apply:

1.1 “Agreement” means a written agreement specifying the terms and conditions of an Award.

1.2 “Award” means any Option, Right, Restricted Stock or Other Stock Award granted under the Plan.

1.3 “Board” means the Board of Directors of the Corporation.

1.4 “Change in Control” means the occurrence of any of the following: (i) the acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than the Corporation, any Subsidiary or any Corporation or Subsidiary’s employee benefit plan), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Corporation but excluding for this purpose, a merger or consolidation that is excluded from clause (iii)(a) immediately below; (ii) either a majority of the directors of the Corporation elected at the Corporation’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Corporation, or the “incumbent directors” shall cease to constitute a majority of the directors of the Corporation. The term “incumbent director” shall mean any director who was a director of the Corporation on July 26, 2006 and any individual who becomes a director of the Corporation subsequent to July 26, 2006 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors; (iii) the shareholders of the Corporation approve (a) a merger, consolidation or other business combination of the Corporation with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Corporation or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (b) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or (iv) any other event or circumstance which is not covered by the foregoing subsections of this Section 1.4 but which the Board of Directors determines to affect control of the Corporation and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change in Control for purposes of the Plan. This definition of “Change in Control” shall not be amended after (i) the occurrence of a Change in Control; (ii) the public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control; or (iii) the Board of Directors learns of a specific proposal containing the essential terms of a transaction that, if consummated, would constitute a Change in Control; provided, however, that in the case of a proposal under clause (ii) or clause (iii) immediately above, if the proposal is finally withdrawn or terminated, this definition may be amended after the withdrawal or termination. For purposes of the Plan and all related Agreements, if the employment of any Participant is terminated by the Corporation and/or any Subsidiary (other than for cause) after an event causing the definition of “Change in Control” to become nonamendable under the preceding subsections of this Section 1.4, that Participant’s termination of employment shall be considered to have occurred after a Change in Control if a Change in Control occurs with respect to and within two (2) years after the event causing the definition of “Change in Control” to become nonamendable.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Common Stock” means the common stock, par value $5.00 per share, of the Corporation.

1.7 “Corporation” means Heritage Bankshares, Inc.

1.8 “Date of Exercise” means the date on which the Corporation receives notice of the exercise of an Option or Right in accordance with the terms of Article 8.

1.9 “Date of Grant” means the date on which the grant of an Award is authorized under the Plan or such later date as may be specified in the authorization.

1.10 “Effective Date” means July 26, 2006.

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.12 “Fair Market Value” of a share of Common Stock on any relevant date means: (i) the weighted average (based on daily trading volume) during the thirty (30) day period next preceding the Grant Date of the “last sale” prices of a share of Common Stock on the five (5) days nearest preceding the Date of Grant on which at least 300 shares were traded; and (ii) if (i) is inapplicable, the fair market value as determined in good faith by the Board. For purposes of this definition, “last sale” prices and trading volume shall be determined according to the OTC Market Report as reported for the applicable dates.

1.13 “Incentive Stock Option” means an Option granted as such under the Plan that is intended at the Date of Grant to qualify as an incentive stock option under Section 422 of the Code.

1.14 “Nonstatutory Stock Option” means an Option granted under the Plan that is not an Incentive Stock Option.

1.15 “Option” means an option to purchase Shares granted under the Plan in accordance with the terms of Article 6.

1.16 “Option Period” means the period during which an Option may be exercised.

1.17 “Option Price” means the price per Share at which an Option may be exercised.

1.18 “Other Stock Award” means an award of Shares granted under the Plan in accordance with the terms of Article 10.

1.19 “Participant” means an individual to whom an Award has been granted.

1.20 “Permanent Disability” means disabled within the meaning of Code Section 72(m)(7).

1.21 “Plan” means the Heritage 2006 Equity Incentive Plan.

1.22 “Related Option” means the Option granted in connection with a specified Right.

1.23 “Related Right” means the Right granted in connection with a specified Option.

1.24 “Restricted Stock” means Shares granted in accordance with the terms of Article 9.

1.25 “Retirement” means retirement of an officer or other employee from the Corporation or a Subsidiary at or after age 65, or in the case of a non-employee director, retirement from the Board at or after age 65.

1.26 “Right” means a stock appreciation right granted under the plan in accordance with the terms of Article 7.

1.27 “Right Period” means the period during which a Right may be exercised.

1.28 “Share” means a share of Common Stock that is authorized but unissued pursuant to the Plan.

1.29 “Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Corporation, either directly or through one or more other Subsidiaries.

1.30 “Termination of Service” means termination of an officer’s or other employee’s employment with the Corporation or a Subsidiary, or in the case of a non-employee director, termination from service as a director on the Board.

2.	Purpose

The Plan is intended to assist the Corporation in attracting, retaining, and motivating directors, officers, and other key employees of outstanding ability and to promote the identification of their interests with those of the shareholders of the Corporation.

3.	Administration

3.1 The Board shall have the power to determine in its discretion the directors, officers, and other key employees of the Corporation or a Subsidiary to whom Awards shall be granted, the number of Shares to be subject to each Award, and the terms and conditions of each Award. Without limiting the generality of the foregoing, the Board may provide in its discretion in an Agreement:

(i) that Options or Rights will not become exercisable until a Change in Control or other specified event(s) with respect to the Corporation or the Participant;

(ii) for an agreement by the Participant to render services to the Corporation or a Subsidiary upon such terms and conditions as may be specified in the Agreement;

(iii) for restrictions on the transfer, sale or other disposition of shares of Common Stock issued to the Participant under the Plan, in which case, the Corporation may place a legend upon the applicable certificates noting the restrictions on any Shares issued pursuant to an Award.

(iv) for an agreement by the Participant to resell to the Corporation, under specified conditions, shares of Common Stock issued under the Plan; and

(v) for the payment of all or part of the Option Price upon the exercise of an Option or purchase of Common Stock pursuant to an Other Stock Award, subject to Section 9 or Section 10 below, as applicable.

3.2 The Plan shall be administered by the Board. In addition to any other powers granted to the Board hereunder, it shall have the following powers, subject to the express provisions of the Plan:

(i) to construe and interpret the Agreements and the Plan;

(ii) to require, whether or not provided for in the pertinent Agreement, of any person to whom Shares are to be issued under the Plan, the making of any representations or agreements which the Board may deem necessary or advisable in order to comply with the securities laws of the United States or of any state, including Section 16(b) of the Exchange Act;

(iii) to provide for satisfaction of a Participant’s tax liabilities arising in connection with the Plan under such terms and conditions as the Board deems appropriate, including requirements in the event of a disqualifying disposition of shares of Common Stock acquired by a Participant pursuant to exercise of an Incentive Stock Option; and

(iv) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

3.3 Agreements shall be executed on behalf of the Corporation by the Chairman of the Board.

3.4 Any determinations or actions made or taken by the Board pursuant to this Article shall be binding and final.

4.	Eligibility

Awards may be granted to those directors, officers, and other key employees of the Corporation or a Subsidiary who are selected for Awards by the Board. Only individuals who are employees of the Corporation or a Subsidiary shall be eligible for the grant of Incentive Stock Options.

5.	Stock Subject to the Plan

5.1 The maximum number of Shares that may be issued under the Plan is 250,000.

5.2 If an Award expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option or Related Right, as the case may be) in whole or in part, the shares of Common Stock (or applicable portion thereof) which had been subject to the Agreement relating thereto shall become Shares that are available for the grant of other Awards.

5.3 Shares of Common Stock issued upon the exercise of a Right (or if cash is payable in connection with the exercise, that number of Shares having a Fair Market Value equal to the cash payable upon exercise) shall be charged against the number of Shares issuable under the Plan and shall not become available for the grant of other Awards. If the Right referred to in the preceding sentence is a Related Right, the Shares subject to the Related Option, to the extent not charged against the number of Shares subject to the Plan in accordance with this Section 5.3, shall become available for the grant of other Awards.

5.4 The shares of Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Corporation on the open market or from private sources for use under the Plan.

6.	Options

6.1 All Agreements granting Options shall specify the extent to which the Option is intended to be either (i) a Nonstatutory Stock Option or (ii) an Incentive Stock Option.

6.2 The Option Period shall be determined by the Board and specifically set forth in the Agreement, provided however, that an Option shall not be exercisable after ten years from the Date of Grant.

6.3 All Incentive Stock Options granted under the Plan shall comply with the provisions of the Code governing incentive stock options and with all other applicable rules and regulations, including the following limitation. To the extent that the aggregate Fair Market Value (determined without regard to this limitation as of the time the respective options are granted) of Common Stock with respect to which Incentive Stock Options and any other incentive stock options (within the meaning of Section 422 of the Code) are exercisable for the first time by the Optionee during any calendar year (under the Plan and any other incentive stock option plans of the Corporation or any Subsidiary), shall exceed One Hundred Thousand Dollars ($100,000), the options shall be treated as options which are not incentive stock options. This limitation shall be applied by taking options into account in the order in which they were granted. If, as a result of this limitation, an Option is to be treated in part as an Incentive Stock Option and in part as a Nonstatutory Stock Option, (i) the Corporation shall first designate shares of Common Stock that are issued pursuant to the exercise of the Option as shares acquired pursuant to the exercise of Incentive Stock Options, until the shares so designated represent the entire portion of the Option that may be treated as an Incentive Stock Option; (ii) the Corporation shall then designate all additional shares of Common Stock that are issued pursuant to the exercise of the Option as shares acquired pursuant to the exercise of Nonstatutory Stock Options; and (iii) the Corporation shall issue separate certificates for and identify the certificates as Incentive Stock Option shares or Nonstatutory Stock Option shares, as applicable, in the stock transfer records of the Corporation.

6.4 No Option shall be granted with an Option Price that is less than the Fair Market Value of the Shares covered by the Option on the Date of Grant.

6.5 Tax obligations of a Participant resulting from the exercise of an Option shall be withheld or provided for pursuant to any methods approved by the Board. The amount of taxes paid pursuant to this Section at the time of the exercise of the Option shall be equal to the statutory minimum withholding obligations that result from the exercise of the Option.

6.6 All other terms of Options granted under the Plan shall be determined by the Board in its sole discretion.

7.	Rights

7.1 A Right may be granted under the Plan:

(i) in connection with, and at the same time as, the grant of an Option;

(ii) by amendment of an outstanding Nonstatutory Stock Option granted under the Plan; or

(iii) independently of any Option granted under the Plan.

A Right granted under clause (i) or (ii) of the preceding sentence is a Related Right. A Related Right may, in the Board’s discretion, apply to all or a portion of the Shares subject to the Related Option.

7.2 A Right may be exercised in whole or in part as provided in the Agreement, and subject to the provisions of the Agreement, entitles its Participant to receive, without any payment to the Corporation (other than required tax withholding amounts) either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value per Share on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value per Share on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

7.3 The Right Period shall be determined by the Board and specifically set forth in the Agreement, provided, however, that:

(i) a Right will expire no later than the earlier of (A) ten years from the Date of Grant or (B) in the case of a Related Right, the expiration of the Related Option;

(ii) a Right may be exercised only when the Fair Market Value of a Share exceeds either (A) the Fair Market Value per Share on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right; and

(iii) a Right that is a Related Right to an Incentive Stock Option may be exercised only when and to the extent the Related Option is exercisable.

7.4 The exercise, in whole or in part, of a Related Right shall reduce the number of Shares subject to the Related Option by the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option shall reduce the number of Shares subject to the Related Right by the number of Shares with respect to which the Related Option is exercised.

7.5 Tax obligations of a Participant resulting from the exercise of a Right shall be withheld or provided for pursuant to any methods approved by the Board. The amount of taxes paid pursuant to this Section at the time of the exercise of the Option shall be equal to the statutory minimum withholding obligations that result from the exercise of the Option.

8.	Exercise

An Option or Right may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Corporation of written notice of the exercise, in such form as the Board may prescribe, accompanied, in the case of an Option, by full payment for the Shares with respect to which the Option is exercised. A Participant may pay the purchase price either (i) in cash; (ii) with previously acquired shares of Common Stock (valued at Fair Market Value on the Date of Exercise of the Option) that have either been purchased in open market transactions or issued by the Corporation pursuant to a plan thereof or of a Subsidiary; (iii) by payment of such other consideration as the Board may specify; or (iv) a combination thereof. Notwithstanding the foregoing, an Option or Right shall not be exercised unless the exercise and the issuance of the Shares with respect thereto comply with all applicable provisions of law, including state and federal securities laws and rules and regulations thereunder, and any listing agreement with any securities exchange on which the Shares may be listed.

9.	Restricted Stock

9.1 The Board may cause the Corporation to issue Restricted Stock from time to time. Whenever the Board deems it appropriate to grant Restricted Stock to a Participant, notice shall be given to the Participant stating the number of Shares granted as Restricted Stock and the terms and conditions to which the Restricted Stock is subject. That notice shall become an Agreement upon written acceptance by the Participant, and certificates representing the Restricted Stock shall be issued and delivered to the Participant as soon as practicable after execution and return of the Agreement. Restricted Stock may be granted with or without cash consideration.

9.2 Restricted Stock issued pursuant to the Plan shall be subject to the following restrictions:

(i) No Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions set forth in the applicable Agreement have lapsed or been removed pursuant to Section 9.3 or Section 9.4.

(ii) In the case of a Participant’s Termination of Service for any reason (whether voluntarily or involuntarily, with or without cause), the Participant shall forfeit to the Corporation any Restricted Stock on which the restrictions have not lapsed or been removed pursuant to Section 9.3 or Section 9.4 below on the date of the Termination of Service, and the Corporation shall have no obligation to pay any amounts with respect to such Restricted Stock, unless the Board determines to the contrary.

9.3 The Board shall establish as to each Award of Restricted Stock (i) the terms and conditions upon which the restrictions set forth in Section 9.2 above shall lapse, and (ii) the extent, if any, to which the Participant shall have the voting, dividend, distribution and other rights of a shareholder with respect to the Restricted Stock. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s Agreement. Those terms and conditions may include, without limitation, the lapsing of restrictions as a result of the death, Permanent Disability or Retirement of the Participant or the occurrence of a Change in Control.

9.4 Notwithstanding Section 9.2(i) and Section 9.2(ii) above, the Board may at any time, in its sole discretion, accelerate the time at which any or all restrictions on Restricted Stock will lapse or remove any and all such restrictions.

9.5 Tax obligations of a Participant resulting from the Participant’s earning Restricted Stock hereunder shall be withheld or provided for pursuant to any methods approved by the Board and set forth in the Agreement. The amount of taxes so paid shall be equal to the statutory minimum withholding obligations that result when the Restricted Stock is earned.

10.	Other Stock Awards

The Board may cause the Corporation to issue Common Stock from time to time pursuant to an Other Stock Award in exchange for consideration from the Participant specified by the Board that is either the Participant’s cash or other direct payment to the Corporation or the Participant’s past services rendered to the Corporation or a Subsidiary on or before the date of issuance. Whenever the Board deems it appropriate to grant an Other Stock Award to a Participant, notice shall be given to the Participant stating the number of Shares to be issued pursuant to the Other Stock Award and the other terms and conditions of the Other Stock Award. That notice shall become an Agreement upon written acceptance by the Participant. Tax obligations of a Participant resulting from the Participant’s Other Stock Award shall be withheld or provided for pursuant to any methods approved by the Board and set forth in the Agreement. The amount of taxes so paid shall be equal to the applicable statutory minimum withholding obligations that result when the Common Stock is earned.

11.	Nontransferability of Options and Rights

Unless otherwise determined by the Board, Options and Rights granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and an Option or Right may be exercised during the Participant’s lifetime only by him or in the event of his legal disability, by his legal representative. A Related Right is transferable only when the Related Option is transferable and only with the Related Option and under the same conditions.

12.	Capital Adjustments

The number and class of Shares subject to each outstanding Award, the Option Price and the aggregate number and class of Shares for which Awards thereafter may be made shall be adjusted by the Board, as appropriate and equitable, to reflect such events as stock dividends, dividends payable other than in cash or other extraordinary dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

13.	Termination or Amendment

The Board shall have the power to terminate the Plan and to amend it in any respect, provided that, after the Plan has been approved by the shareholders of the Corporation, the Board may not, without the approval of the shareholders of the Corporation, amend the Plan so as to increase the aggregate number of Shares that may be issued under the Plan (except as provided in Article 12), to modify the requirements as to eligibility to receive Awards, or to increase materially the benefits accruing to Participants. Notwithstanding the preceding sentence, no termination or amendment of the Plan shall, without his or her consent, adversely affect the rights or obligations of a Participant with respect to any Award previously granted except as reasonably required for compliance with Rule 16b-3 under the Exchange Act or with the provisions of the Code and other applicable rules and regulations thereunder governing incentive stock options.

14.	Modification, Extension and Renewal of Options and Rights

Subject to the terms and conditions and within the limitations of the Plan, the Board may modify, extend or renew outstanding Awards, or accept the surrender of outstanding options and rights (to the extent not theretofore exercised) granted under the Plan or under any other plan of the Corporation, a Subsidiary or a company or similar entity acquired by the Corporation or a Subsidiary, and authorize the granting of new Awards pursuant to the Plan in substitution therefor (to the extent not theretofore exercised), and the substituted Options and Rights may specify a lower exercise price than the surrendered options and rights, a longer term than the surrendered options and rights or have any other provisions that are authorized by the Plan. Notwithstanding the foregoing, however, no modification of an Award previously granted under the Plan shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant except as reasonably required for compliance with Rule 16b-3 under the Exchange Act or with the provisions of the Code and other applicable rules and regulations thereunder governing incentive stock options.

15.	Term of the Plan

Unless sooner terminated by the Board pursuant to Article 13, the Plan shall terminate on the date ten years after its adoption by the Board, and no Awards may be granted or awarded after termination. The termination shall not affect the validity of any Award outstanding on the date of termination.

16.	Indemnification of Board

In addition to any other indemnification rights they may have as directors, the members of the Board shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

17.	General Provisions

17.1 The establishment of the Plan shall not confer upon any director, officer, or other employee of the Corporation any legal or equitable right against the Corporation, any Subsidiary or the Board, except as expressly provided in the Plan.

17.2 The Plan does not constitute inducement or consideration for the employment of any officer or other employee of the Corporation, nor is it a contract between the Corporation or any Subsidiary and any director, officer, or other employee of the Corporation. Participation in the Plan shall not give a director, officer, or other employee of the Corporation any right to be retained in the service of the Corporation or any Subsidiary.

17.3 The interests under the Plan of any Participant under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

17.4 The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Virginia and the intention of the Corporation that Incentive Stock Options granted under the Plan qualify under Section 422 of the Code.

IN TESTIMONY WHEREOF, Heritage Bankshares, Inc. has caused this Plan to be executed in its name by its duly authorized officer effective the 26th day of July, 2006.

HERITAGE BANKSHARES, INC.

By:	/s/ Peter M. Meredith, Jr.
Peter M. Meredith, Jr., Chairman of the Board

HERITAGE BANKSHARES, INC.

200 East Plume Street

Norfolk, Virginia 23510

Phone (757) 523-2600 / (757) 648-1700

Proxy solicited on behalf of the Board of Directors for Combined 2005 and 2006 Annual Meeting of Shareholders to be held on December 28, 2006.

The undersigned hereby revokes all prior proxies and appoints Peter M. Meredith, Jr. and Harvey W. Roberts, III, or any one of them, each with the power of substitution, as Proxies to vote, as designated below, all the shares of Common Stock of Heritage Bankshares, Inc. held by the undersigned on November 17, 2006 at the Combined 2005 and 2006 Annual Meeting of Shareholders to be held on December 28, 2006, or any adjournment thereof.

1.	Proposal 1:

•	To elect the following “Class 1” directors to serve until the 2007 Annual Meeting of Shareholders: Michael S. Ives and David L. Kaufman.

•	To elect the following “Class 2” directors to serve until the 2008 Annual Meeting of Shareholders: Wendell C. Franklin, F. Dudley Fulton, Ross C. Reeves, Howard M. Webb and Barbara Zoby.

•	To elect the following “Class 3” directors to serve until the 2009 Annual Meeting of Shareholders: Lisa F. Chandler, Stephen A. Johnsen, Thomas G. Johnson, III, Charles R. Malbon, Jr., and L. Allan Parrott, Jr.

☐	FOR all nominees listed (except as marked to the contrary below).

☐	WITHHOLD AUTHORITY to vote for all nominees listed.

INSTRUCTIONS: To withhold authority to vote for an individual nominee(s), print the name of the nominee(s) in the space provided below.

2.	Proposal 2: To ratify Elliot Davis LLC as the Company’s independent auditors for the year ending December 31, 2006.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

3.	Proposal 3: To approve the Heritage 2006 Equity Incentive Plan.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and in their discretion as to other business properly before the meeting.

Please sign exactly as your name(s) appear below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: _____________________________, 2006

Signature:

Printed Name:

Signature:

Printed Name:

Please complete, date, sign and return this proxy at your earliest convenience in the envelope provided. Thank you.

I/We plan to attend the Combined 2005 and 2006 Annual Meeting of Shareholders to be held on December 28, 2006.        YES        NO

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